Execution Copy
Exhibit 4.94

First Amendment to Amended and Restated Contribution Agreement

This First Amendment to Amended and Restated Contribution Agreement, dated as of August 16, 2013 (the “Amendment”), is made pursuant to that certain Amended and Restated Contribution Agreement dated as of June 29, 2012 (as amended, modified or supplemented from time to time, the “Agreement”), among CAC Warehouse Funding III, LLC, a Delaware limited liability company, (the “Borrower”) and Credit Acceptance Corporation, a Michigan corporation (“Credit Acceptance”).

W i t n e s s e t h :

Whereas, the Borrower and Credit Acceptance have previously entered into and are currently party to the Agreement;

Whereas, the Borrower has requested that certain amendments be made to the Agreement, and the Borrower and Credit Acceptance are willing to amend the Agreement under the terms and conditions set forth in this Amendment;

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1. Defined Terms.  Unless otherwise amended by the terms of this Amendment, terms used in this Amendment shall have the meanings assigned in the Agreement.

Section 2.Amendments.

2.1. The last paragraph of the defined term “Related Security” appearing in Section 1.1 of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

For the avoidance of doubt, the term “Related Security” with respect to any Dealer Loan includes all rights arising under such Dealer Loan which rights are attributable to advances made under such Dealer Loan as the result of such Dealer Loan being secured by an Open Pool on the date such Dealer Loan was sold and Dealer Loan Contracts being added to such Open Pool.

2.2. The defined term “Subsequent Contributed Property” appearing in Section 1.1 of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

“Subsequent Contributed Property” means, with respect to the date of any Incremental Funding and/or Dealer Collections Purchase, (i) the Loans added to Exhibit A hereto as of such date (including all rights of CAC under any Dealer Collections Purchase Agreement and any Purchased Loan and Related Security arising thereunder) and (ii) all Related Security with respect thereto.

2.3. Section 2.1(b) of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

(b)CAC hereby further agrees that on the date of each Incremental Funding and the date of each Dealer Collections Purchase, in consideration of the payment described in Article III herein with respect to such date, CAC shall and CAC does hereby agree to, contribute, convey, assign, sell and transfer to Funding without recourse, except as set forth in this Agreement, to Funding all of its right, title and interest in and to (whether now owned or hereafter acquired or arising and wherever located) the Subsequent Contributed Property on and as of such date.

2.4. Section 2.1(d) of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

(d)CAC hereby further agrees that the above-described conveyances shall, without the need for any further action on the part of CAC or Funding, include (i) all rights arising under any Dealer Loan included in the Initial Contributed Property or Subsequent Contributed Property which rights are attributable to advances made under such Dealer Loan as the result of such Dealer Loan being secured by an Open Pool on the date such Dealer Loan was sold and Dealer Loan Contracts being added to such Open Pool and (ii) all rights arising under any Dealer Collections Purchase Agreement, including any Purchased Loans and Related Security arising thereunder.

2.5. The first sentence appearing in Section 2.1(h) of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

(h)It is the express intent of CAC and Funding that the conveyance of the Loans and other Contributed Property by CAC to Funding pursuant to this Agreement be construed as an absolute sale and contribution of such Loans and other Contributed Property by CAC to Funding and that CAC relinquishes control over the Loans and all rights, title and interest (legal or equitable) in any Loan or other Contributed Property immediately upon the transfer of each such Contributed Property under this Agreement; except that, for the avoidance of doubt, CAC may  effect a Dealer Collections Purchase from time to time and will continue to service the Contributed Property, in each case, in accordance with the terms of this Agreement and the Loan and Security Agreement.

2.6. Section 2.1(i) of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

(i)In connection with such conveyance, CAC agrees to deliver to Funding on the Initial Funding Date and each Funding Date on which Subsequent Contributed Property is conveyed by CAC to Funding, as the case may be, one or more computer files or microfiche lists containing true and complete lists of all applicable Dealer Agreements and Loans conveyed to Funding on the Initial Funding Date and each Funding Date, and all Contracts securing all such Loans, identified by, as applicable, account number, dealer number and pool number as of the end of the Collection Period immediately preceding such date.  Such file or list shall be marked as Exhibit A to this Agreement, shall be delivered to Funding as confidential and proprietary, and is hereby incorporated into and made a part of this Agreement.  Such list and such Exhibit A shall be supplemented and updated on the date of each Incremental Funding in the Revolving Period to include all Contributed Property conveyed on the date of each such Incremental Funding so that, on each such date, Funding will have an aggregate list constituting Exhibit A that describes all Loans conveyed by CAC to Funding hereunder on or prior to said date of Incremental Funding, any related Dealer Agreements, Purchase Agreements and all Contracts securing or evidencing all such Loans (other than those that have been released from the Collateral and those Dealer Loans that have been satisfied as provided in Section 3.3 hereof and Section 6.15(b) of the Loan and Security Agreement).  Such updated Exhibit A shall be deemed to replace any existing Exhibit A as of such date of Incremental Funding.  Furthermore, CAC agrees to supplement and update Exhibit A by delivering to Funding a copy of the related list delivered pursuant to Section 6.15(c) of the Loan and Security Agreement, identifying the Purchased Loan Contracts and related Subsequent Contributed Property identified therein arising from a Dealer Collections Purchase.

2.7. The following new Section 3.3 shall be added to the Agreement and shall read as follows:

Section 3.3Dealer Collections Purchases.  In the ordinary course of its business in managing its serviced portfolio of dealer loans, CAC may from time to time agree to enter into  agreements (each, a “Dealer Collections Purchase Agreement”) with Dealers, pursuant to which the applicable Dealer agrees to sell and assign to CAC all of its rights, interests and entitlement in and to one or more Pools of Dealer Loan Contracts securing one or more Dealer Loans, including such Dealer’s ownership interest in such Dealer Loan Contracts and rights to receive the related Dealer Collections (a “Dealer Collections Purchase”).  On the date of each Dealer Collections Purchase, CAC will pay the applicable Dealer under a Dealer Collections Purchase Agreement the applicable purchase price specified therein (the “Dealer Collections Purchase Price”).  Upon such payment, the related Dealer Loans shall be deemed to have been satisfied and, pursuant to Section 2.1(b) of this Agreement, the Dealer Loan Contracts previously securing such Dealer Loans shall be automatically and immediately transferred by CAC to Funding as Purchased Loan Contracts, and the loans thereunder shall be deemed Purchased Loans for all purposes of this Agreement.  Funding agrees to accept the assignment of the Purchased Loans and Purchased Loan Contracts arising from the satisfaction of a Dealer Loan resulting from a Dealer Collections Purchase by CAC in satisfaction of such Dealer Loan secured by the related Dealer Loan Contracts.  The consideration for the conveyance from CAC to Funding of the Purchased Loan Contracts and Purchased Loans arising under the related Dealer Collections Purchase Agreement and other related Subsequent Contributed Property will be (i) the satisfaction of the Dealer Loans previously secured by such Purchased Loan Contracts as provided herein, plus (ii) an increase in the value of CAC’s membership interest in Funding (which constitutes and will constitute all of the equity interests issued by Funding) that results from such conveyance.

2.8. Clauses (q), (r) and (s) appearing in Section 4.1 of the Agreement are hereby amended in their respective entirety and as so amended shall read as follows:

(q)Eligibility of Dealer Agreements.  Each Dealer Agreement classified as an “Eligible Dealer Agreement” (or included in any aggregation of balances of “Eligible Dealer Agreements”) by CAC in any document or report delivered hereunder satisfied the requirements contained in the definition of Eligible Dealer Agreement on the date each related Dealer Loan was conveyed to Funding.

(r)Eligibility of Loans.  Each Loan classified as an “Eligible Loan” (or included in any aggregation of balances of “Eligible Loans”) by CAC in any document or report delivered hereunder satisfied the requirements contained in the definition of Eligible Loan on the date such Loan was conveyed or pledged to Funding.

(s)Eligibility of Contracts.  Each Contract classified as an “Eligible Contract” (or included in any aggregation of balances of “Eligible Contracts”) by CAC in any document or report delivered hereunder satisfied the requirements contained in the definition of Eligible Contract on the date such Contract was conveyed or pledged to Funding.

2.9. Clause (z) appearing in Section 4.1 of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

(z)Exhibit A.  Upon delivery and with respect to any date of Incremental Funding, Exhibit A to this Agreement will be an accurate and complete listing in all material respects of all Loans and the related Contracts and any related Dealer Agreements that have been sold to Funding as of such date, and the information contained therein is and will be true and correct in all material respects as of such date.

2.10. Clause (aa) appearing in Section 4.1 of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

(aa) Adverse Selection.  No selection procedure believed by CAC to be adverse to the interests of Funding has been or will be used in selecting the Dealer Agreements, Loans or Contracts; provided that for the avoidance of doubt, during the Revolving Period, CAC in its sole discretion may elect to transfer to Funding Dealer Loans secured by either Open Pools or Closed Pools.

2.11. Clause (g) appearing in Section 5.1 of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

(g)Preservation of Security Interest.  CAC will file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and perfect the security interest of Funding in, to and under the Contributed Property.  CAC will maintain possession of the Dealer Agreements, Purchase Agreements and the Contract Files and Records (or with respect to any Contract constituting electronic chattel paper, will maintain "control" (for UCC purposes) of the Authoritative Electronic Copy thereof), as custodian for the Collateral Agent, as set forth in Section 6.2(c) of the Loan and Security Agreement. CAC, as Servicer, will comply with its covenants under Section 5.4(d) of the Loan and Security Agreement.

2.12. The lead-in to Section 5.2 of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

Section 5.2Negative Covenants.  During the term of this Agreement, unless Funding and the Deal Agent otherwise consent in writing:

2.13. The following new clause (f) shall be inserted at the end of Section 5.2 of the Agreement:

(f)Electronic Contracts.  CAC will not transfer to Funding any Purchased Loan Contract constituting electronic chattel paper or any Dealer Loan secured by a Dealer Loan Contract constituting electronic chattel paper, in either case, unless and until all of the following conditions precedent have been satisfied:  (i) CAC shall have delivered to the Deal Agent at least 10 days prior written notice of first such transfer, (ii) prior to the first such transfer, CAC shall have delivered or caused to be delivered to the Collateral Agent, the Deal Agent and the Lender an Opinion of Counsel in form and substance acceptable to the Deal Agent in its sole discretion (which may be a reasoned opinion as to what a court would hold) substantially to the effect that, assuming specific procedures are followed by CAC, CAC’s security interest (as defined in the UCC) in the Contracts constituting electronic chattel paper will be perfected by “control” and (iii) CAC shall have "control" of such electronic chattel paper within the meaning of Section 9-105 of the UCC.

2.14. Section 6.1 of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

Section 6.1Mandatory Repurchase upon Breach of Warranty.

(a)If any Loan, which has been conveyed to Funding by CAC hereunder, shall fail to meet the conditions set forth in the definition of “Eligible Dealer Loan” or “Eligible Purchased Loan”, as applicable, as of the date such Loan was conveyed to Funding, CAC shall, by no later than the first Payment Date occurring after the Collection Period during which such failure was discovered or notice was sent with respect thereto, repurchase such Loan by paying to Funding an amount equal to the Release Price of such Loan.  If any Contract, which has been conveyed to Funding by CAC hereunder, shall fail to meet the conditions set forth in the definition of “Eligible Contract” as of the date such Contract was conveyed to Funding, CAC shall, by no later than the first Payment Date occurring after the Collection Period during which such failure was discovered or notice was sent with respect thereto, repurchase such Contract by paying to Funding an amount equal to the Release Price of such Contract.  For purposes of this Section 6.1(a), Release Price shall be calculated as of the last day of the immediately preceding Collection Period.

(b)Each Dealer Loan, Dealer Loan Contract, Purchased Loan, Purchased Loan Contract and the Related Security which is subject to a payment in accordance with Sections 6.1(a) above shall, upon payment in full of the related amounts required thereunder, be reconveyed to CAC and shall no longer constitute Contributed Property.  Upon such payment and the request of CAC, Funding shall execute and deliver to CAC any assignments, termination statements and any other releases and instruments as CAC may reasonably request in order to effect and evidence the release of Funding's security interest in such Dealer Loan, Dealer Loan Contract, Purchased Loan, Purchased Loan Contract or Related Security.

(c)The parties hereto agree that the sole remedy of Funding for the breaches referenced in Sections 6.1(a) above is to require CAC to repurchase the relevant Loans or Contracts as set forth in this Section 6.1.

(d)Notwithstanding anything herein to the contrary, during the Revolving Period, the repurchase and the related payment set forth under Sections 6.1(a) above shall not be required if the Capital is equal to or less than the Borrowing Base.

Section 3. Conditions Precedent; Effectiveness of Amendment.  This Amendment shall become effective as of the date when this Amendment has been duly executed by, and delivered to, the parties hereto.

Section 4. Representations of the Borrower and Credit Acceptance.  Each of Borrower and Credit Acceptance hereby represents and warrants to the parties hereto that as of the date hereof each of the representations and warranties contained in Article IV of the Agreement and any other Transaction Document to which it is a party are true and correct as of the date hereof and after giving effect to this Amendment (except to the extent that such representations and warranties relate solely to an earlier date, and then are true and correct as of such earlier date) and that no Termination Event has occurred and is continuing as of the date hereof and after giving effect to this Amendment.

Section 5. Agreement in Full Force and Effect.  Except as expressly set forth herein, all terms and conditions of the Agreement, as amended, shall remain in full force and effect.

Section 6. Execution in Counterparts.  This Amendment may be executed by the parties hereto in several counterparts, each of which so executed shall be deemed an original and all of which shall constitute together but one and the same agreement.  Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Michigan.

[Signature Pages To Follow]

In Witness Whereof, the parties hereto have caused this First Amendment to Amended and Restated Contribution Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

CAC Warehouse Funding III, LLC

By: /s/ Douglas W. Busk
Name: Douglas W. Busk
Title: SVP & Treasurer

Credit Acceptance Corporation

By: /s/ Douglas W. Busk
Name: Douglas W. Busk
Title: SVP & Treasurer